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                                                                    Exhibit 23.2
[KPMG letterhead]

The Directors
Allied Irish Banks, p.l.c.
Bankcentre
Ballsbridge
Dublin 4

9 December 2002

Dear Sirs:

Allied Irish Banks, p.l.c.- Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated 30 July 2002 related to our review of the interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Yours faithfully

KPMG
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KPMG